EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Waste Management Announces Fourth Quarter and Full-Year 2017 Earnings
Full-year Income from Operations grew almost 15% driving strong growth in Net Cash Provided by Operations The Company’s Core Solid Waste Business is the Strongest in Two Decades	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

HOUSTON – February 15, 2018 – Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended December 31, 2017.  Revenues for the fourth quarter of 2017 were $3.65 billion, compared with $3.46 billion for the same 2016 period.  Net income for the quarter was $903 million, or $2.06 per diluted share, compared with net income of $335 million, or $0.75 per diluted share, for the fourth quarter of 2016.(a)  On an as-adjusted basis, earnings per diluted share were $0.85 for the fourth quarter of 2017, compared with $0.75 for the fourth quarter of 2016.(b)

The Company’s fourth quarter 2017 results have been adjusted to exclude a net benefit of $1.21 per diluted share related to the impact of the Tax Cuts and Jobs Act.(b)

For the full year 2017, the Company reported revenues of $14.5 billion, compared with $13.6 billion for 2016.  Earnings per diluted share were $4.41 for the full year 2017 compared with $2.65 for the full year 2016.  On an as-adjusted basis, earnings per diluted share were $3.22 for the full year 2017 versus $2.91 for the full year 2016.(b)

Jim Fish, President and Chief Executive Officer of Waste Management, commented, “The strong results that we saw through the first nine months of 2017 continued into the fourth quarter as we saw organic revenue growth continue to translate into operating EBITDA growth. In the fourth quarter, we achieved double-digit growth in income from operations, operating EBITDA, and adjusted earnings per diluted share, and nearly 10% growth in both adjusted income from operations and operating EBITDA.(b)

“Looking at the full year, 2017 was exceptional for Waste Management as our continued focus on improving core price, adding profitable volume in a disciplined manner, and controlling costs led to arguably the best year in the company’s history.  Our employees did a great job of executing our strategy, and we exceeded our expectations for all financial and operational metrics leading to record cash provided by operations and adjusted earnings per diluted share.”

KEY HIGHLIGHTS FOR THE FOURTH QUARTER AND THE FULL YEAR 2017

Revenue Growth

•

In the fourth quarter, overall revenue increased by 5.5%, or $192 million, from the same period in the prior year. The revenue growth was driven by strong yield and volume growth in the Company’s collection and disposal business, which contributed $172 million of the increase. For the full year 2017, overall revenue increased by 6.4%, or $876 million.  Yield and volume growth in the Company’s collection and disposal business increased revenue by $536 million.  Though revenue from the Company’s recycling yield and volume declined by $25 million on a year-over-year basis in the fourth quarter of 2017, full-year recycling yield and volume contributed $231 million of revenue growth.

•

 Core price, which consists of price increases net of rollbacks and fees, excluding the Company’s fuel surcharge, was 4.8%, compared to 5.1% in the fourth quarter of 2016 and 4.7% in the third quarter of 2017.  For the full year, core price was 4.8%, compared to 5.0% for the full year of 2016.(c)

•	Internal revenue growth from yield for collection and disposal operations was 2.2% for the fourth quarter and 2.0% for the full year.
•

Traditional solid waste internal revenue growth from volume was 4.2% in the fourth quarter of 2017, or 5.0% on a workday adjusted basis.  Total Company internal revenue growth from volume, which includes our recycling and other ancillary businesses, was 2.6% in the fourth quarter, or 3.4% on a workday adjusted basis.  For the full year 2017, traditional solid waste internal revenue growth from volume was 2.7%, or 2.9% on a workday adjusted basis. Total Company volume was 2.1% for the full year 2017, or 2.3% on a workday adjusted basis.

Recycling

•

 Average recycling commodity prices at the Company’s recycling facilities were approximately 8.1% lower in the fourth quarter of 2017 compared with the prior year period.  Recycling volumes declined 4.8% in the fourth quarter.  Results in the Company’s recycling line of business declined by $0.03 per diluted share when compared to the fourth quarter of 2016.  For the full year, average recycling commodity prices at the Company’s recycling facilities were approximately 27.0% higher and volumes decreased 0.5%. The revenue increase, combined with reduced operating costs at the Company’s recycling facilities, drove an almost $0.09 increase in the Company’s earnings per diluted share for the full year.

Cost Management & Profitability

•

 Operating expenses as a percentage of revenue in the Company’s traditional solid waste business improved about 120 basis points during the fourth quarter and 85 basis points for the full year. As a percent of revenue, total Company operating expenses were 62.0% in the fourth quarter of 2017, as compared to 62.1% in the fourth quarter of 2016. For the full year, as a percent of revenue, operating expenses were 62.3% in 2017, as compared to 62.4% for the full year 2016.

•

As a percent of revenue, SG&A expenses were 10.1% in the fourth quarter of 2017, compared to 10.9% in the fourth quarter of 2016. For the full year, as a percent of revenue, SG&A expenses were 10.1%, compared to 10.4% for the full year 2016.

•

 Operating EBITDA was $1.05 billion for the fourth quarter of 2017 and $4.01 billion for the full year.  On an as-adjusted basis, operating EBITDA was $1.02 billion for the fourth quarter of 2017, an increase of $90 million, or 9.7%, from the fourth quarter of 2016. On an as-adjusted basis, full-year operating EBITDA was $4.0 billion in 2017, an increase of 8.1% when compared with 2016.(b)

Free Cash Flow & Capital Allocation

•

Net cash provided by operating activities was $790 million in the fourth quarter and $3.18 billion for the full year. Operating cash flow increased by $36 million, or 4.8%, for the fourth quarter and $174 million, or 5.8%, for the full year as a result of strong operating income growth and working capital improvements offset in part by a $120 million increase in cash taxes paid.

•

Capital expenditures were $528 million in the fourth quarter, a $151 million increase from the fourth quarter of 2016, and $1.51 billion for the full year, a $170 million increase from 2016. These increases were in line with our expectations as the Company increased its capital spending to support growth.

•

Free cash flow was $342 million in the fourth quarter of 2017 compared to $388 million in the fourth quarter of 2016.(b) Free cash flow for the full year was $1.77 billion compared to $1.71 billion in 2016.(b)

•

The Company paid dividends of $184 million to shareholders in the fourth quarter.  For the full year, the Company returned $1.5 billion to shareholders through $750 million in dividends and $750 million in share repurchases.

•	The Company spent $200 million on tuck-in acquisitions of traditional solid waste businesses during 2017, $120 million of which was spent in the fourth quarter.

2018 OUTLOOK The Company announced the following regarding its financial outlook for 2018:

Revenue Growth

•	Core price is expected to be 4.0% or greater for 2018.(c) Internal revenue growth from yield on the collection and disposal business is expected to be 2.0% or greater.
•	Internal revenue growth from volume is expected to be between 2.0% and 2.2%.

Recycling

•

With continued commodity pricing pressure and expected cost increases from efforts to reduce contamination, earnings from the Company’s recycling operations are expected to decline from the record-high levels it saw in 2017.  The Company currently expects earnings from its recycling business to decline between $0.08 and $0.10 per diluted share in 2018 when compared with the prior year, with much of the decline expected in the first half of 2018.

Cost Management & Profitability

•

SG&A expenses are expected to be approximately $1.5 billion in 2018. This is a slight increase from 2017 as the Company plans to invest a portion of the benefit from lower cash taxes in people and technology. The Company continues to target SG&A as a percentage of revenue of about 10%.

•	Adjusted operating EBITDA is expected to be $4.2 to $4.25 billion for the full year.(b)
•

Adjusted earnings per diluted share for 2018 is expected to be between $3.97 and $4.05, including an anticipated $0.62 earnings per diluted share benefit from tax reform partially offset by an $0.11 earnings per diluted share impact from the previously announced retention bonus for approximately 34,000 of the Company’s employees.(b)

Free Cash Flow & Capital Allocation

•	Free cash flow for 2018 is projected to be between $1.95 and $2.05 billion.(b)
•	Capital expenditures are expected to be in the range of $1.6 to $1.7 billion.
•

The Board of Directors has indicated its intention to increase the dividend by $0.16, or 9.4%, to $1.86 per share on an annual basis, for an approximate annual cost of $810 million. The Board must separately approve and declare each dividend.

•	The Board of Directors has authorized management to repurchase up to $1.25 billion of the Company’s common stock.

Impacts of the Tax Cuts and Jobs Act

•	The Company’s effective tax rate is expected to be approximately 26%.
•	The Company plans to utilize a portion of its cash tax savings to pay approximately $65 million in bonuses to approximately 34,000 of its employees.

Fish concluded, “2017 was a very successful year for Waste Management, and we expect that 2018 will be just as successful.  With the anticipated reduction in our cash taxes, we are proactively investing in our front-line employees, technology, and capital equipment to grow our business and improve customer service.  Our employees are hard at work on executing our 2018 plans, which should position us to continue to grow our earnings and cash flow in 2018 and beyond.”

(a)       For purposes of this press release, all references to “Net income” refer to the financial statement line items “Net income attributable to Waste Management, Inc.”

(b)       This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, earnings per diluted share, income from operations, and operating EBITDA have been presented in certain instances excluding items identified in the reconciliations provided.  The Company defines operating EBITDA as income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies.

The Company’s projected full year 2018 earnings per diluted share and operating EBITDA are anticipated to be adjusted to exclude the effects of events or circumstances in 2018 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share and operating EBITDA for the full year would require information about the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share, or adjusted projected operating EBITDA, to the comparable GAAP measure.

The Company also discusses free cash flow and provides a projection of free cash flow.  Free cash flow is a non-GAAP measure. The Company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share and projected operating EBITDA. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)       Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies.  Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the fourth quarter and full year 2017 results.  Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call.  If you are calling from outside of the United States or Canada, please dial (706) 643-7398.  Please utilize conference ID number 8488065 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, February 15, 2018 through 5:00 PM (Eastern) on Thursday, March 1, 2018. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 8488065.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to all statements under the heading “2018 Outlook” and statements regarding 2018 earnings per diluted share and earnings growth; 2018 free cash flow and growth; future operating EBITDA and growth; future operational performance / success; future capital expenditures and investments; future tax rates and use of cash tax savings; and future dividend rates and shares repurchases. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings.  Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business.  The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

###

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2017	2016

Operating revenues	$3,652	$3,460

Costs and expenses:
Operating	2,263	2,147
Selling, general and administrative	369	378
Depreciation and amortization	342	313
(Income) expense from divestitures, asset impairments and unusual items	(26)	5
	2,948	2,843
Income from operations	704	617

Other income (expense):
Interest expense, net	(91)	(94)
Loss on early extinguishment of debt	(6)	-
Equity in net losses of unconsolidated entities	(15)	(12)
Other, net	(8)	(1)
	(120)	(107)

Income before income taxes	584	510
Income tax expense (benefit)	(319)	176
Consolidated net income	903	334
Less: Net income (loss) attributable to noncontrolling interests	-	(1)
Net income attributable to Waste Management, Inc.	$903	$335

Basic earnings per common share	$2.08	$0.76

Diluted earnings per common share	$2.06	$0.75

Basic common shares outstanding	434.4	441.1

Diluted common shares outstanding	437.7	444.2

Cash dividends declared per common share	$0.425	$0.41

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2017	2016

EPS Calculation:

Net income attributable to Waste Management, Inc.	$903	$335

Number of common shares outstanding at end of period	433.3	439.3
Effect of using weighted average common shares outstanding	1.1	1.8
Weighted average basic common shares outstanding	434.4	441.1
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.3	3.1
Weighted average diluted common shares outstanding	437.7	444.2

Basic earnings per common share	$2.08	$0.76

Diluted earnings per common share	$2.06	$0.75

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Years Ended December 31,
	2017	2016

Operating revenues	$14,485	$13,609

Costs and expenses:
Operating	9,021	8,486
Selling, general and administrative	1,468	1,410
Depreciation and amortization	1,376	1,301
Restructuring	-	4
(Income) expense from divestitures, asset impairments and unusual items	(16)	112
	11,849	11,313
Income from operations	2,636	2,296

Other income (expense):
Interest expense, net	(363)	(376)
Loss on early extinguishment of debt	(6)	(4)
Equity in net losses of unconsolidated entities	(68)	(44)
Other, net	(8)	(50)
	(445)	(474)

Income before income taxes	2,191	1,822
Income tax expense	242	642
Consolidated net income	1,949	1,180
Less: Net income (loss) attributable to noncontrolling interests	-	(2)
Net income attributable to Waste Management, Inc.	$1,949	$1,182

Basic earnings per common share	$4.44	$2.66

Diluted earnings per common share	$4.41	$2.65

Basic common shares outstanding	438.8	443.5

Diluted common shares outstanding	441.9	446.5

Cash dividends declared per common share	$1.70	$1.64

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Years Ended December 31,
	2017	2016

EPS Calculation:

Net income attributable to Waste Management, Inc.	$1,949	$1,182

Number of common shares outstanding at end of period	433.3	439.3
Effect of using weighted average common shares outstanding	5.5	4.2
Weighted average basic common shares outstanding	438.8	443.5
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.1	3.0
Weighted average diluted common shares outstanding	441.9	446.5

Basic earnings per common share	$4.44	$2.66

Diluted earnings per common share	$4.41	$2.65

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

(Unaudited)

	December 31,	December 31,
	2017	2016
Assets

Current assets:
Cash and cash equivalents	$22	$32
Receivables, net	2,374	2,132
Other	228	212
Total current assets	2,624	2,376

Property and equipment, net	11,559	10,950
Goodwill	6,247	6,215
Other intangible assets, net	547	591
Other assets	852	727
Total assets	$21,829	$20,859

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,523	$2,377
Current portion of long-term debt	739	417
Total current liabilities	3,262	2,794

Long-term debt, less current portion	8,752	8,893
Other liabilities	3,773	3,852
Total liabilities	15,787	15,539

Equity:
Waste Management, Inc. stockholders’ equity	6,019	5,297
Noncontrolling interests	23	23
Total equity	6,042	5,320
Total liabilities and equity	$21,829	$20,859

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Years Ended December 31,
	2017	2016

Cash flows from operating activities:
Consolidated net income	$1,949	$1,180
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,376	1,301
Other	56	430
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(201)	95
Net cash provided by operating activities	3,180	3,006

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(200)	(611)
Capital expenditures	(1,509)	(1,339)
Proceeds from divestitures of businesses and other assets (net of cash divested)	99	43
Net receipts from restricted trust and escrow accounts	243	-
Other, net	(12)	(25)
Net cash used in investing activities	(1,379)	(1,932)

Cash flows from financing activities:
New borrowings	1,027	3,057
Debt repayments	(1,907)	(2,682)
Net commercial paper borrowings	513	-
Common stock repurchase program	(750)	(725)
Cash dividends	(750)	(726)
Exercise of common stock options	95	63
Tax payments associated with equity-based compensation transactions	(47)	(30)
Other, net	8	(38)
Net cash used in financing activities	(1,811)	(1,081)

Decrease in cash and cash equivalents	(10)	(7)
Cash and cash equivalents at beginning of period	32	39
Cash and cash equivalents at end of period	$22	$32

Prior year information has been revised to reflect the adoption of ASU 2016-09 and conform to our current year presentation.

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
Operating Revenues by Lines of Business

Collection
Commercial	$950	$936	$888
Residential	640	635	625
Industrial	653	673	605
Other	109	107	106
Total Collection	2,352	2,351	2,224
Landfill	883	884	780
Transfer	399	412	378
Recycling	310	375	338
Other	433	443	414
Intercompany (a)	(725)	(749)	(674)
Operating revenues	$3,652	$3,716	$3,460

	Quarters Ended
	December 31, 2017		December 31, 2016
	.
Analysis of Change in Year Over Year Revenues	Amount	As a% of Total Company	Amount	As a% of Total Company
Average yield (i)	$78	2.3%	$105	3.2%
Volume	91	2.6%	64	2.0%
Internal revenue growth	169	4.9%	169	5.2%
Acquisition	15	0.4%	47	1.5%
Divestitures	(1)	0.0%	(2)	-0.1%
Foreign currency translation	9	0.2%	-	0.0%
	$192	5.5%	$214	6.6%

	Amount	As a% of Related Business	Amount	As a% of Related Business
(i) Average yield
Collection and disposal	$66	2.2%	$61	2.1%
Recycling commodities	(10)	-3.0%	44	16.1%
Fuel surcharges and mandated fees	22	18.6%	-	0.0%
Total	$78	2.3%	$105	3.2%

	Quarters Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$790	$754	$3,180	$3,006
Capital expenditures	(528)	(377)	(1,509)	(1,339)
Proceeds from divestitures of businesses and other assets (net of cash divested)	80	11	99	43
Free cash flow	$342	$388	$1,770	$1,710

(a)    Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)    The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements.  Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
Balance Sheet Data

Cash and cash equivalents	$22	$35	$32

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,491	$9,345	$9,310
Total equity	6,042	5,300	5,320
Total capital	$15,533	$14,645	$14,630

Debt-to-total capital	61.1%	63.8%	63.6%

Capitalized interest	$5	$5	$2

Acquisition Summary (a)

Gross annualized revenue acquired	$19	$16	$3

Total consideration	$116	$31	$3

Cash paid for acquisitions	$120	$29	$11

Other Operational Data

Internalization of waste, based on disposal costs	65.7%	65.6%	66.1%

Total landfill disposal volumes (tons in millions)	28.8	28.7	26.2

Active landfills	249	247	248

Sites accepting waste at the end of each period presented	234	233	233

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense - Cost basis of landfill assets	$106.4	$104.7	$93.5
Asset retirement costs	8.1	23.4	(1.7)
Total landfill amortization expense (b) (c)	114.5	128.1	91.8
Accretion and other related expense	20.4	20.0	20.1
Landfill amortization, accretion and other related expense	$134.9	$148.1	$111.9

(a)    Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.

(b)    The quarter ended December 31, 2017 as compared to the quarter ended September 30, 2017 reflects a decrease in amortization expense of approximately $13.6 million, primarily due to changes in landfill estimates identified in current quarter.

(c)     The quarter ended December 31, 2017 as compared to the quarter ended December 31, 2016 reflects an increase in amortization expense of approximately $22.7 million primarily due to increased volumes and the relative impact of changes in estimate recorded each quarter.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended December 31, 2017
Adjusted Net Income and Diluted Earnings Per Share	Pre-tax Income		Tax Expense	After-tax Amount	Per Share Amount

Net Income and Diluted EPS, as reported	$584		$(319)	$903	$2.06
Adjustments:
Impact of Tax Cuts and Jobs Act	-		529	(529)
Income from divestitures, asset impairments and unusual items, net	(14)	(a)	(10)	(4)
Loss on early extinguishment of debt	6		2	4
	(8)		521	(529)	(1.21)
Adjusted Net Income and Diluted EPS	$576		$202	$374	$0.85	(b)

	Year Ended December 31, 2017		Year Ended December 31, 2016
Adjusted Net Income and Diluted Earnings Per Share	After-tax Amount	Per Share Amount	After-tax Amount	Per Share Amount

Net Income and Diluted EPS, as reported	$1,949	$4.41	$1,182	$2.65
Adjustments:
Impact of Tax Cuts and Jobs Act	(529)		-
Expense from divestitures, asset impairments and unusual items and restructuring, net (c)	26		114
Tax benefits related to equity-based compensation (d)	(32)		-
Withdrawal from a multiemployer pension plan	7		-
Loss on early extinguishment of debt	4		-
	(524)	(1.19)	114	0.26
Adjusted Net Income and Diluted EPS (e)	$1,425	$3.22	$1,296	$2.91

	Year Ended December 31, 2017			Year Ended December 31, 2016
Adjusted Tax Expense Reconciliation	Pre-tax Income	Tax Expense		Pre-tax Income	Tax Expense

As-reported amounts	$2,191	$242		$1,822	$642
Adjustments:
Impact of Tax Cuts and Jobs Act	-	529		-	-
Tax benefits related to equity-based compensation (d)	-	32
Expense from divestitures, asset impairments and unusual items and restructuring, net (c)	20	(6)		151	37
Withdrawal from a multiemployer pension plan	11	4
Loss on early extinguishment of debt	6	2		-	-
	37	561		151	37
As-adjusted amounts	$2,228	$803	(f)	$1,973	$679

(a)          Fourth quarter 2017 pre-tax amount in “Income from divestitures, asset impairments and unusual items, net” primarily consists of: (i) gains of $31 million from the sale of certain oil and gas producing properties; (ii) $34 million of goodwill impairment charges for certain ancillary services business; (iii) a $30 million reduction in post-closing, performance-based contingent consideration obligations associated with an acquired business in our EES organization; and (iv) $12 million of impairment charges primarily in our “Other, net” financial caption related to other-than-temporary declines in the value of minority-owned investments in waste diversion technology companies.

(b)          Fourth quarter 2017 adjusted earnings per diluted share increased $0.10, or 13.3%, compared to fourth quarter 2016 as-reported earnings per diluted share of $0.75. There were no adjustments made to our fourth quarter 2016 results.

(c)           Adjustments in 2017 and 2016 include impairment charges associated with assets in the “(Income) expense from divestitures, asset impairments and unusual items” and “Other, net” financial captions. Additionally, adjustments in 2017 include impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Equity in earnings (loss) of unconsolidated entities” financial caption, and adjustments in 2016 include restructuring charges.

(d)          Effective January 1, 2017, the Company adopted ASU 2016-09 and any excess tax impacts related to the vesting or exercise of equity-based transactions are now recorded as a discrete item as an adjustment to income tax expense or benefit.

(e)           Full year 2017 adjusted earnings per diluted share improved 10.7% as compared with prior year.

(f)            Full year 2017 adjusted effective tax rate was 36.0%.

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Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended December 31, 2017				Quarter Ended December 31, 2016
Adjusted Income from Operations	Amount		As a % of Revenues		Amount		As a % of Revenues

Operating Revenues, as reported	$3,652				$3,460
Income from Operations, as reported	$704		19.3%		$617		17.8%
Adjustment:
Income from divestitures, asset impairments and unusual items	(26)				-
Adjusted Income from Operations	$678		18.6%	(a)	$617		17.8%	(a)

	Quarter Ended December 31, 2017				Quarter Ended December 31, 2016
Adjusted Operating EBITDA	Amount		As a % of Revenues		Amount		As a % of Revenues

Operating Revenues, as reported	$3,652				$3,460
Income from Operations, as reported	$704				$617
Depreciation and amortization	342				313
Operating EBITDA, as reported	$1,046		28.6%		$930		26.9%
Adjustment:
Income from divestitures, asset impairments and unusual items	(26)				-
Adjusted Operating EBITDA	$1,020		27.9%	(b)	$930		26.9%	(b)

	Year Ended December 31, 2017				Year Ended December 31, 2016
Adjusted Operating EBITDA	Amount		As a % of Revenues		Amount		As a % of Revenues

Operating Revenues, as reported	$14,485				$13,609
Income from Operations, as reported	$2,636				$2,296
Depreciation and amortization	1,376				1,301
Operating EBITDA, as reported	$4,012		27.7%		$3,597		26.4%
Adjustments:
(Income) expense from divestitures, asset impairments and unusual items	(17)				110
Withdrawal from a multiemployer pension plan	11				-
Adjusted Operating EBITDA	$4,006	(c)	27.7%		$3,707	(c)	27.2%

2018 Projected Free Cash Flow Reconciliation (d)
	Scenario 1		Scenario 2
Net cash provided by operating activities	$3,500		$3,600
Capital expenditures	(1,650)		(1,650)
Proceeds from divestitures of businesses and
other assets (net of cash divested)	100		100
Free Cash Flow	$1,950		$2,050

(a)       Fourth quarter 2017 adjusted income from operations increased $61 million, or 9.9%, as compared with as-reported results for the same prior year period.  Adjusted income from operations margin increased 80 basis points to 18.6% of revenues in the fourth quarter 2017. There were no adjustments made to our fourth quarter 2016 results.

(b)       Fourth quarter 2017 adjusted operating EBITDA  increased $90 million, or 9.7%, as compared with as-reported results for the same prior year period.  Adjusted operating EBITDA margin increased 100 basis points to 27.9% of revenues in the fourth quarter 2017. There were no adjustments made to our fourth quarter 2016 results.

(c)        Full year 2017 adjusted operating EBITDA increased 8.1% as compared with adjusted results for the same prior year period.

(d)       The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2018. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(10)